Exhibit 99.2

Morningstar/InvestorForce Database Division Acquisition Fact Sheet

Morningstar, Inc. has entered into an agreement to acquire the institutional hedge fund and separate account database division of InvestorForce, Inc. We expect to complete the acquisition in August 2006. Below are some important facts for clients, data providers and journalists.

Institutional Clients

•                  More than 1,400 institutional investors and investment consultants worldwide will be using the combined databases for their screening, evaluation, and investment decisions.

•                  More than 350 accredited institutions from around the world subscribe to the AltvestTM database, which covers close to 4,000 active hedge fund products and managers.

•                  InvestorForce’s separate account database has approximately 100 institutional subscribers.

•                  Morningstar DirectSM has approximately 1,000 licensed users.

Software Applications/Platforms

•                  Morningstar will obtain several software applications from InvestorForce for manager search, research, and proposal requests (e.g., “The Search Exchange” and “Hedge Fund Marketplace”). The company is also acquiring InvestorForce’s streamlined interface that allows money managers to easily supply their performance data.

Databases

•                  Morningstar currently has data on approximately 3,000 hedge funds. After integration of the AltvestTM database, Morningstar’s coverage will expand to approximately 6,000 active hedge funds, making it one of the largest global hedge fund databases available today. Where there is overlap in funds, the depth of coverage will expand for both Morningstar and InvestorForce clients because each company collects different information from managers.

•                  InvestorForce’s database will add approximately 1,500 separate accounts to the Morningstar database bringing the total coverage to about 6,000 separate accounts. Morningstar currently provides data on approximately 4,700 separate account strategies from more than 1,000 money managers.

•                  Where there is overlap in separate account and commingled fund strategies, Morningstar clients will gain many additional data points, including additional contact information, an expanded ownership description, and a list of the manager’s largest clients in each country.

•                  Subscribers to Morningstar DirectSM, the company’s Web-based institutional research platform, will gain new hedge fund data points such as the names of principal contacts and fund manager biographies as well as the hedge fund’s regional and economic sector investment focus, while InvestorForce subscribers will gain additional funds.

•                  Once the database combination is complete, InvestorForce database clients will have access to representative portfolios for thousands of separate accounts and commingled funds from Morningstar’s database.

•                  We expect to roll out the combined databases this fall.